Exhibit 21.1

LIST OF SUBSIDIARIES

OF INVERESK RESEARCH GROUP, INC.

Jurisdiction of
Name	Incorporation/Formation

CTBR Bio-Research Inc.	Quebec
Healthmark Limited	Scotland
Inveresk Clinical Research Limited	Scotland
Inveresk Research Australia Pty Limited	Australia
Inveresk Research (Canada) Inc.	Canada
Inveresk Research Czech Republic sro	Czech Republic
Inveresk Research Deutschland GmbH	Germany
Inveresk Research Group Limited	Scotland
Inveresk Research Holdings Limited	England & Wales
Inveresk Research Inc.	Delaware
Inveresk Research International Limited	Scotland
Inveresk Research Israel Limited	Israel
Inveresk Research Limited	England & Wales
Inveresk Research North Carolina Inc.	North Carolina
Inveresk Research SARU	France
Inveresk Research SL	Spain
Inveresk Research Sp z.o.o.	Poland
Inveresk Research SRL	Italy
2645-2151 Quebec Inc.	Quebec
PharmaResearch Corporation	Delaware
Inveresk Research Overseas Limited	Scotland
Pharma Clinical Research Limited	England & Wales
PharmaResearch Corporation (Pty) Limited	Australia